Exhibit 99.1

www.angieslist.com

Angie’s List Reports First Quarter 2013 Results

•	First quarter revenues increased to $52.2 million, up 68% over the prior year quarter

•	First quarter service provider revenue increased to $37.5 million, up 78% over the prior year quarter

•	Cost per acquisition (“CPA”) in the first quarter was $72, a decrease of 12% over the prior year period

•	Total paid memberships of 1,951,774 at March 31, 2013, up 60% year-over-year

•	First quarter cash provided by operations of $9.9 million

INDIANAPOLIS – April 24, 2013 – Angie’s List, Inc. (NASDAQ: ANGI) announced today first quarter 2013 financial results for the quarter ended March 31, 2013.

“Our business grew very well in the first quarter, achieving new records for membership, service provider revenue and total revenue, due to continued strong and consistent operating metrics,” said Angie’s List CEO Bill Oesterle. “We continue to gain operating leverage and produced cash flow from our operations. Our first quarter performance demonstrates our ability to continue to rapidly grow our business and produce cash flow, while simultaneously, and significantly, increasing our investments in technology and products. These results reinforce our confidence in our strategy and the long-term operating and financial results we expect to produce.”

Key Operating Metrics

Three months ended	3/31/13	3/31/12	Change
Total paid memberships (end of period)	1,951,774	1,221,387	60%
Gross paid memberships added (in period)	274,896	215,341	28%
Marketing cost per paid membership acquisition (in period)	$72	$82	(12%)
First-year membership renewal rate (in period)	73%	73%	flat
Average membership renewal rate (in period)	75%	76%	(1.0	) pts
Participating service providers (end of period)	39,265	27,100	45%
Total service provider contract value (end of period, in thousands)	$150,262	$87,335	72%

Market Cohort Analysis

“Our cohorts continued to perform very well in the first quarter,” continued Oesterle. “Each cohort recorded significant membership growth with higher penetration rates and increasing total revenue per average paid member.”

Cohort	# of Markets	Avg. Revenue/ Market	Membership Revenue/Paid Membership	Service Provider Revenue/Paid Membership	Avg. Marketing Expense/ Market	Total Paid Memberships	Estimated Penetration Rate*	Annual Membership Growth Rate
Pre 2003	10	$5,092,477	$42.49	$113.35	$1,272,990	381,785	9.1%	40%
2003 - 2007	35	3,108,535	37.26	89.24	1,318,639	1,064,129	7.0%	62%
2008 - 2010	103	154,654	16.38	27.09	186,423	454,629	7.2%	63%
Post 2010	81	12,756	13.39	18.66	52,619	51,231	3.6%	* *

	229					1,951,774

Cohort table presents financial and operational data for the twelve months ended 3/31/2013

Demographic information used in penetration rate calculations is based on a third party study we commissioned in March 2013. According to the study, the number of U.S. households in our target demographic was 31 million

**	Not meaningful

First Quarter Results

First quarter 2013 total revenue was $52.2 million, an increase of 68 percent compared to $31.1 million in the prior year period. Membership revenue in the first quarter of 2013 was $14.6 million, an increase of 47 percent compared to the prior year period. Service provider revenue was the largest component of total revenue at $37.5 million and the fastest growing with a 78 percent growth rate year-over-year. Service provider revenue includes revenue from advertising contracts and fees from e-commerce transactions. Advertising revenue was $32.9 million in the first quarter of 2013, an increase of 89 percent compared to the prior year period and e-commerce revenue was $4.7 million, an increase of 24 percent year-over-year.

Marketing expense increased 12 percent, or $2.1 million, compared to the prior year period. Net loss was $7.9 million, with selling expense of $19.6 million and marketing expense of $19.7 million, compared to a net loss of $13.5 million with selling expense of $12.4 million and marketing expense of $17.6 million in the prior year period. Adjusted EBITDA loss, a non-GAAP financial measure, was $5.8 million, compared to a loss of $11.8 million in the prior year period.

“We remain focused on our unit economics and they continued to improve in the first quarter,” said Chuck Hundt, Interim Chief Financial Officer. “We are pleased with the continued leverage we have achieved as well as our cash generated from operations during the period. We will continue to invest in acquiring new members, adding advertising service providers and innovating products to drive further scale and penetration, while maintaining secure levels of liquidity.”

Business Outlook

The Company’s financial and operating expectations for the second quarter of 2013 are as follows:

•	Total revenue in the range of $58.5 million to $59.5 million.

•	Marketing expense in the range of $27.8 million to $28.8 million.

Conference Call Information

The company will host a conference call on April 24, 2013 at approximately 5:00 PM (ET) / 2:00 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 30283709 through April 30, 2013.

Live audio webcast of the presentation will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

About Angie’s List

Angie’s List helps consumers have happy transactions with local service professionals in more than 550 categories of service, ranging from home improvement to health care. More than 2 million subscribers across the U.S. share their consumer experiences and use Angie’s List to gain unlimited access to local ratings, exclusive discounts, the Angie’s List magazine, the Angie’s List complaint resolution service and information about how to make the most of their home improvement projects.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), Angie’s List has disclosed in this press release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which Angie’s List defines as earnings before interest, income taxes, depreciation, amortization, and non-cash stock-based compensation. Angie’s List uses Adjusted EBITDA internally in analyzing its financial results and has determined to disclose this measure to investors because it believes it will be useful to them, as a supplement to GAAP measures, in evaluating Angie’s List’s operating performance relative to its industry sector and competitors. Angie’s List believes that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Angie’s List has significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to Angie’s List’s management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than Angie’s List. Angie’s List has provided a reconciliation of Adjusted EBITDA measure to the most directly comparable GAAP financial measure.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.

Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including Angie’s List’s Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Investor Relations at Angie’s List

888-619-2655

investorrelations@angieslist.com

Or

Tom Ward	Cheryl Reed
Investor Relations	Public Relations
317-808-4527	317-396-9134
tomw@angieslist.com	cherylr@angieslist.com

Angie’s List, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Cash and cash equivalents	$42,613	$42,638
Restricted cash	50	50
Short-term investments	20,313	10,460
Accounts receivable, net	9,733	7,787
Prepaid expenses and other current assets	19,284	19,810

Total current assets	91,993	80,745
Property and equipment, net	13,092	12,079
Goodwill	415	415
Amortizable intangible assets, net	2,189	2,356
Deferred financing fees, net	575	634

Total assets	$108,264	$96,229

Liabilities and stockholders’ equity (deficit)
Accounts payable	$6,697	$6,489
Accrued liabilities	25,432	14,058
Deferred membership revenue	28,587	27,627
Deferred advertising revenue	27,959	23,160

Total current liabilities	88,675	71,334
Long-term debt, including accrued interest	14,881	14,869
Deferred membership revenue, noncurrent	4,347	4,330
Deferred advertising revenue, noncurrent	298	214
Deferred income taxes	163	163

Total liabilities	108,364	90,910
Stockholders’ equity (deficit):
Common stock	67	66
Additional paid-in-capital	250,853	248,326
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(227,301)	(219,354)

Total stockholders’ equity (deficit)	(100)	5,319

Total liabilities and stockholders’ equity (deficit)	$108,264	$96,229

Angie’s List, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Revenue
Membership	$14,637	$9,975
Service provider	37,534	21,119

Total revenue	52,171	31,094
Operating expenses
Operations and support	8,298	5,775
Selling	19,645	12,409
Marketing	19,722	17,606
Technology	5,595	3,127
General and administrative	6,380	5,171

Total Operating Expenses	59,640	44,088

Operating loss	(7,469)	(12,994)
Interest expense, net	463	456

Loss before income taxes	(7,932)	(13,450)
Income tax expense	15	—

Net loss	$(7,947)	$(13,450)

Net loss per common share – basic and diluted	$(0.14)	$(0.24)
Weighted average common shares outstanding – basic and diluted	57,949	56,964
Non-cash stock-based compensation
Operations and support	$16	$—
Selling	25	—
Technology	215	146
General and administrative	566	534

Total non-cash stock-based compensation	$822	$680

Reconciliation of adjusted EBITDA (loss) to net loss (Unaudited):
Net loss:	$(7,947)	$(13,450)
Income tax	15	—
Interest expense, net	463	456
Depreciation and amortization	842	529
Non-cash stock-based compensation	822	680

Adjusted EBITDA (loss)	$(5,805)	$(11,785)

Angie’s List, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Operating activities
Net loss	$(7,947)	$(13,450)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	842	529
Amortization of debt discount, deferred financing fees and bond premiums	162	65
Noncash compensation expense	822	680
Changes in certain assets:
Accounts receivable	(1,946)	(1,293)
Prepaid expenses and other current assets	526	(3,754)
Changes in certain liabilities:
Accounts payable	208	(2,462)
Accrued liabilities	11,374	13,316
Deferred advertising revenue	4,883	2,791
Deferred membership revenue	977	1,308

Net cash provided by (used in) operating activities	9,901	(2,270)
Investing activities
Restricted cash	—	250
Purchase of short-term investments	(9,944)	—
Property and equipment	(1,514)	(1,318)
Data acquisition costs	(174)	(715)

Net cash used in investing activities	(11,632)	(1,783)
Financing activities
Proceeds from common stock issuances under employee stock option plans	1,706	16

Net cash provided by financing activities	1,706	16
Net decrease in cash and cash equivalents	(25)	(4,037)
Cash and cash equivalents at beginning of period	42,638	88,607

Cash and cash equivalents at end of period	$42,613	$84,570